  EXHIBIT 12.1

[Letterhead of Ruffa & Ruffa, P.C.]

May 2, 2022

Board of Directors of

KingsCrowd, Inc.

Re:       KingsCrowd, Inc. Amendment No. 1 to Offering Statement on Form 1-A (File No. 024-   11497)

Ladies and Gentlemen:

We have acted as counsel to KingsCrowd, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 13,000,000 shares of the Company’s Class A Common Stock, par value $0.001 per share (the “Company Shares”), by the Company and up to 2,000,000 shares of the Company’s Class A Common Stock by certain selling shareholders (the “Selling Shareholders”) of the Company (the “Selling Shareholder Shares”).

This opinion letter is being delivered in accordance with the requirements of Item 17(12) of Form 1-A under the Securities Act of 1933, as amended.

In connection with the opinions contained herein, we have examined the offering statement, the certificate of incorporation, the bylaws, the minutes of meetings and actions by written consent of the Company’s board of directors, the stock records of the Company that it has provided to us, the agreements under which the Selling Shareholders acquired the Selling Shareholder Shares, the Irrevocable Powers of Attorney signed by the Selling Shareholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the absence of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all such documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

Based upon the foregoing, we are of the opinion that (i) the Company Shares are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable and (ii) the Selling Shareholder Shares to be sold by the Selling Shareholders are validly issued, fully paid and nonassessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of Delaware and (b) the federal laws of the United States. We express no opinion as to laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws be changed after the effective date of the Offering Statement by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sincerely yours,

/s/ Ruffa & Ruffa, P.C.

Ruffa & Ruffa, P.C.